Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TD HOLDINGS, INC.”, CHANGING ITS NAME FROM “TD HOLDINGS, INC.” TO “BAIYU HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF OCTOBER, A.D. 2023, AT 10:26 O’CLOCK A.M.

5082308 8100	Authentication: 204406989
SR# 20233767299	Date: 10-19-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:26 AM 10/19/2023	STATE OF DELAWARE
FILED 10:26 AM 10/19/2023	CERTIFICATE OF AMENDMENT
SR 20233767299 - File Number 5082308	OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: Through an action by unanimous written consent of the Board of Directors of TD Holdings, Inc. in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and submitting the same for consideration by the stockholder of said corporation. The resolution setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said ARTICLE shall be and read as follows:

“FIRST: The name of the Corporation is BAIYU HOLDINGS, INC.”

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said ARTICLE shall be and read as follows:

“FOURTH: The total number of shares which the Corporation shall have the authority to issue is Six Hundred and Fifty Million (650,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Corporation shall have authority to issue is 600,000,000 shares, par value $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 50,000,000 shares, par value $0.001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

(l)	the designation of each series and the number of shares that shall constitute the series;

(2)	the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

(3)	whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(4)	sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

(5)	the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and

(6)	the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights.

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment of Certificate of Incorporation of the Corporation, each fifty (50) shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, combined, and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below the (“Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would receive fractional shares will be entitled to round up their fractional share to the nearest whole share. No stockholder will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.”

SECOND: That, by written consent executed in accordance with Section 228 of the DGCL, the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, was given written notice of the proposed amendments to the Certificate of Incorporation and voted in favor of the adoption of the amendments to the Certificate of Incorporation. The necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed this 19th day of October, 2023.

BAIYU Holdings, Inc.

By:	/s/ Renmei Ouyang
Name:	Renmei Ouyang
Title:	Chairwoman and Chief Executive Officer

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